                                                                 Exhibit 10.1
November 26, 1996

Arkansas Skies Corporation
Southern Skies Corporation
One East Palisades Drive
Little Rock, Arkansas 72207
Attention: Jerry Atchley, President

          Re: Asset Purchase Agreement dated as of February 8, 1996 by and between Triathlon Broadcasting of Little Rock, Inc., Triathlon Broadcasting Company, Southern Skies Corporation and Arkansas Skies Corporation
               --------------------------------------------------------------

Gentlemen:

This letter, when executed by appropriate officers of Southern Skies Corporation and Arkansas Skies Corporation shall set forth our mutual agreement with respect to amendments to the certain Asset Purchase Agreement dated as of February 8, 1996 (the "Agreement") by and between Triathlon Broadcasting of Little Rock, Inc. ("Buyer"), Triathlon Broadcasting Company ("Triathlon"), Southern Skies Corporation ("Southern Skies") and Arkansas Skies Corporation ("Arkansas Skies" and together with Southern Skies, the "Sellers"). Except as expressly set forth herein, the Agreement shall remain in full force and effect on the terms set forth therein. Capitalized terms used herein but not defined herein shall have the respective meanings ascribed to them in the Agreement.

1. Buyer and Sellers shall close the acquisition of the assets of radio stations KZSN-FM and KZSN(AM) (the "Wichita Stations") on January 9, 1997 (the "Wichita Closing"), subject only to those conditions set forth in the Agreement as are applicable to the Wichita Stations, including but not limited to (i) delivery of opinions, certificates, and other required documentation and (ii) the satisfaction of all covenants and the accuracy of all representations and warranties as provided in the Agreement. The portion of the Purchase Price allocated for the Wichita Stations shall be the sum of (i) $11,000,000 cash and (ii) 22,464 shares of Class A Stock of Triathlon all of which shall be payable at the Wichita Closing in accordance with the terms of the Agreement.

2. The conditions to Buyer's obligations to close the acquisition of the assets of radio stations KSSN-FM and KMVK-FM (the "LR Stations") shall be amended to add the following: (i) for the months of November 1996, December 1996, January 1997, and February 1997, in the aggregate the total gross revenue of KSSN-FM shall be not less than $950,000 (which amount shall include guaranteed national sales figures recognized in accordance with the normal accounting practices of the LR Stations) and the operating profit shall be not less than $90,000 (in both instances such amounts shall be calculated in a manner, and the calculation of operating profit shall take into account items of revenue and expense on a basis, consistent with the 1995 audited financial statements of Southern Skies) and (ii) the fall Arbitron Survey Average Quarter Hour Estimate for KSSN-FM shall be not less than 10.3 for the audience of Total Persons 12+, M-S, 6 a.m.-Mid. The closing with respect to the LR Stations (the "LR Closing") shall occur within ten (10) business days following the satisfaction of the conditions to Buyer's obligations thereto as set forth in the Agreement and in this letter, but, subject to the following sentence, the LR Closing shall be not later than April 30, 1997; if the conditions to Buyer's obligations have not been satisfied or waived by Buyer by such date, all rights and obligation with respect to the LR Stations shall terminate in accordance with Article 18 of the Agreement. If as of March 30, 1997, all of the conditions to Buyer's obligations to close the acquisition of the LR Stations have been satisfied or waived by Buyer other than the condition that the requisite FCC Consents have become Final Orders, Buyer at its option may extend the date for the satisfaction of such condition from April 30, 1997 to May 31, 1997. The portion of the Purchase Price allocated for the LR Stations shall be the sum of (i) $11,617,000 cash and
    (ii) 23,725 shares of Class A Stock of Triathlon all of which shall be payable at the LR Closing in accordance with the terms of the Agreement. The parties acknowledge that the cash consideration portion of the Purchase Price for the Stations is reduced hereunder by the amount of $1,383,000.

3. At and as part of the Wichita Closing, the Buyer shall make a loan to the Sellers in the principal amount of $6,000,000 (the "Loan"). The Loan shall be evidenced by a promissory note bearing interest at the rate of 9% per year and maturing on the earlier of May 31, 1998 or the LR Closing; interest shall be due on April 30, 1997 and thereafter on the first business day of July 1997, October 1997, January 1998, and all remaining sums, including principal, shall be due at maturity. The Loan shall be secured by (i) a perfected first priority security interest in all of the tangible and intangible operating assets of KSSN-FM, (ii) a pledge of all of the outstanding stock of Southern Skies, (iii) a security interest in the assets of KMVK-FM subject to the interest of Preston Bridges, and (iv) a pledge of all the outstanding stock of Arkansas Skies also subject to the interest of Preston Bridges, all pursuant to a security agreement containing standard covenants concerning (x) preservation of collateral, (y) conduct of business in the ordinary course consistent with prior practices, and
    (z) default provisions, but no other business or operating covenants. Sellers hereby represent and warrant that the current indebtedness owed to Preston Bridges is not in excess of One Million Dollars ($1,000,000) and covenant that prior to the maturity of the Loan no additional indebtedness (other than accrued interest with respect to the existing obligations) to Preston Bridges will be incurred. If Buyer closes on the acquisition of the LR Stations, all amounts of principal and interest then outstanding under the Loan shall be offset against the purchase price allocated to the LR Stations as set forth in paragraph 2 above.

4. At and as part of the Wichita Closing, (i) the Buyer shall enter into the employment agreement with Jerry Atchley as provided in the Agreement, provided, however, that the compensation due to Atchley under the employment agreement shall be reduced to 50% of the compensation now set forth therein and the bonus provisions set forth therein shall be waived by Atchley until the LR Closing; (ii) the Buyer shall enter into the noncompetition agreement with Jerry Atchley as provided in the Agreement with respect to the Wichita area market, provided, however, that the payments due Atchley under the non-competition agreement shall be reduced to 50% of the compensation now set forth therein, (iii) the face amount of the irrevocable standby letter of credit currently held in the Escrow Account shall be reduced to $612,500 and the expiration date shall be extended until June 15, 1998; and (iv) the liquidated damages provisions of Section 19.2 of the Agreement shall be reduced to $1,225,000. At and as part of the LR Closing, the compensation provisions of the employment agreement with Jerry Atchley shall be increased to 100% of the amounts set forth in the Agreement as of the LR Closing and the bonus provisions of such employment agreement shall become effective as of such date; also as a part of the LR Closing the noncompetition agreement between Jerry Atchley and Buyer shall be amended to include the Little Rock area market and to provide that the payments due Jerry Atchley thereunder shall be increased from the date of the LR Closing by an amount equal to 50% of the consideration now set forth therein and extended so that the total amount to be paid to Jerry Atchley under the noncompetition agreement is the total amount as currently provided in the Agreement.

5. Not later than 5 days following publication of the fall Arbitron Survey, Sellers shall give Buyer notice of whether the condition set forth in
    (ii) of paragraph 2 above has been satisfied; not later than March 15, 1997, Sellers shall give Buyer notice of whether the conditions set forth in (i) of paragraph 2 above have been satisfied. In each instance, if the requisite condition has not been satisfied, within 10 days of notice from Sellers Buyer will give Sellers notice of whether or not Buyer will waive such condition. Any waiver of either such condition, or the declination to waive either such condition, shall be irrevocable and Buyer acknowledges that Sellers shall be entitled to rely upon the same.

6. If (i) the conditions to Buyer's obligation to close the acquisition of the assets of the LR Stations are not satisfied within the periods set forth in this letter, (ii) Buyer elects not to waive such conditions, and (iii) Sellers dispose of the LR Stations prior to April 30, 1998, Jerry Atchley hereby agrees to enter into a non-competition agreement with the Buyer in the Little Rock, Arkansas market for a period of one year from the date of such sale on the same terms and conditions as the non-competition agreement contemplated by the Agreement (other than the consideration for such agreement which shall be 50% of the amount set forth therein for such one-year period). Notwithstanding the foregoing, Jerry Atchley shall not be prohibited from providing services to or owning an interest in the purchaser, or any affiliate or assignee thereof, of the LR Stations.

7. The parties hereto agree to cooperate promptly and negotiate in good faith in the preparation of definitive documentation required to give effect to this transaction (the "Definitive Documentation"). If the parties fail to agree on the terms and conditions of the Definitive Documentation or there is any other dispute or controversy between the parties with respect to or arising under this letter or any amendment or modification hereof, such dispute shall be resolved by arbitration in New York, New York in accordance with the Rules for Commercial Arbitration of the American Arbitration's

    Association before a panel of three (3) arbitrators, one appointed by the Buyer, one appointed by the Sellers, and the third appointed by said Association.

8. Without limiting any of the other provisions of this amendment, the Agreement shall be deemed to be amended to the full extent necessary to give effect to the provisions of this amendment.

9. Except as and to the extent amended hereby, the Agreement remains in full force and effect in accordance with its terms.

10. All references in the Agreement and in any other agreement, instrument or document executed or delivered in connection therewith to the "Agreement" shall be deemed to refer to the Agreement as amended hereby and as it may hereafter be amended.

11. This amendment shall be construed and interpreted according to the laws of the state of New York without regard to the conflicts of laws principles thereof.

If the foregoing accurately sets forth our agreement, kindly execute the enclosed copy of this letter and return to my attention.

Sincerely,

TRIATHLON BROADCASTING COMPANY

By: /s/ Norman Feuer
    ---------------------------------------
        Norman Feuer
        President & Chief Executive Officer

Agreed and accepted to:

SOUTHERN SKIES CORPORATION                    As to paragraph 6 only:

By: ----------------------------------------  ----------------------------------
        Jerry Atchley                         Jerry Atchley
        President

ARKANSAS SKIES CORPORATION

By: ---------------------------------------
        Jerry Atchley
        President